Free Writing Prospectus, dated February 17, 2021

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated February 8, 2021

Registration Statement Nos. 333-249674 and 333-249674-01

SCE Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$337,783,000 Senior Secured Recovery Bonds, Series 2021-A

Issuing Entity:	SCE Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Southern California Edison Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Barclays Capital Inc. and RBC Capital Markets, LLC

Co-Managers:	Drexel Hamilton, LLC and Loop Capital Markets LLC

Expected Ratings (Moody’s/S&P/Fitch):	Aaa (sf)/AAA (sf)/AAAsf(1)

Closing Date / Settlement Date:	February 24, 2021(2)

Interest Payment Dates:	May 15 and November, commencing November 15, 2021

Applicable Time:	3:42 PM (Eastern time) on February 17, 2021

Proceeds:	The total initial price to the public is $337,774,113. The total amount of the underwriting discounts and commissions is $1,351,132. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $4,600,486) is $336,422,981.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the bonds against payment for the bonds on or about February 24, 2021, which will be the fifth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade bonds on the date of pricing or the succeeding two business days will be required, by virtue of the fact that the bonds initially will settle in T + 5, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$137,783,000	5.68	11/15/2031	11/15/2033	0.861%	99.99940%	0.40%	$137,231,041
A-2	$100,000,000	14.00	5/15/2038	5/15/2040	1.942%	99.99697%	0.40%	$99,596,970
A-3	$100,000,000	20.16	11/15/2043	11/15/2045	2.510%	99.99497%	0.40%	$99,594,970
(3)	Interest on the bonds will accrue from February 24, 2021 and must be paid by the purchaser if the bonds are delivered after that date.

	Tranche A-1	Tranche A-2	Tranche A-3
CUSIP	78433LAA4	78433LAB2	78433LAC0
ISIN	US78433LAA44	US78433LAB27	US78433LAC00

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
11/15/2021	$5,209,292	$—	$—
5/15/2022	$6,590,210	$—	$—
11/15/2022	$6,618,581	$—	$—
5/15/2023	$6,647,074	$—	$—
11/15/2023	$6,675,690	$—	$—
5/15/2024	$6,704,428	$—	$—
11/15/2024	$6,733,291	$—	$—
5/15/2025	$6,762,278	$—	$—
11/15/2025	$6,791,389	$—	$—
5/15/2026	$6,820,626	$—	$—
11/15/2026	$6,849,989	$—	$—
5/15/2027	$6,879,478	$—	$—
11/15/2027	$6,909,094	$—	$—
5/15/2028	$6,938,838	$—	$—
11/15/2028	$6,968,710	$—	$—
5/15/2029	$6,998,710	$—	$—
11/15/2029	$7,028,840	$—	$—
5/15/2030	$7,059,099	$—	$—
11/15/2030	$7,089,488	$—	$—
5/15/2031	$7,120,008	$—	$—
11/15/2031	$2,387,887	$4,762,773	$—
5/15/2032	$—	$7,207,186	$—
11/15/2032	$—	$7,277,168	$—
5/15/2033	$—	$7,347,829	$—
11/15/2033	$—	$7,419,177	$—
5/15/2034	$—	$7,491,217	$—
11/15/2034	$—	$7,563,957	$—
5/15/2035	$—	$7,637,403	$—
11/15/2035	$—	$7,711,562	$—
5/15/2036	$—	$7,786,441	$—
11/15/2036	$—	$7,862,048	$—
5/15/2037	$—	$7,938,388	$—
11/15/2037	$—	$8,015,470	$—
5/15/2038	$—	$3,979,381	$4,113,919
11/15/2038	$—	$—	$8,183,570
5/15/2039	$—	$—	$8,286,273
11/15/2039	$—	$—	$8,390,266
5/15/2040	$—	$—	$8,495,564
11/15/2040	$—	$—	$8,602,183
5/15/2041	$—	$—	$8,710,141
11/15/2041	$—	$—	$8,819,453
5/15/2042	$—	$—	$8,930,137
11/15/2042	$—	$—	$9,042,210
5/15/2043	$—	$—	$9,155,690
11/15/2043	$—	$—	$9,270,594
Total Payments(4)	$137,783,000	$100,000,000	$100,000,000

(4)	Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$137,783,000	$100,000,000	$100,000,000
11/15/2021	$132,573,708	$100,000,000	$100,000,000
5/15/2022	$125,983,498	$100,000,000	$100,000,000
11/15/2022	$119,364,917	$100,000,000	$100,000,000
5/15/2023	$112,717,843	$100,000,000	$100,000,000
11/15/2023	$106,042,153	$100,000,000	$100,000,000
5/15/2024	$99,337,725	$100,000,000	$100,000,000
11/15/2024	$92,604,434	$100,000,000	$100,000,000
5/15/2025	$85,842,156	$100,000,000	$100,000,000
11/15/2025	$79,050,767	$100,000,000	$100,000,000
5/15/2026	$72,230,141	$100,000,000	$100,000,000
11/15/2026	$65,380,152	$100,000,000	$100,000,000
5/15/2027	$58,500,674	$100,000,000	$100,000,000
11/15/2027	$51,591,580	$100,000,000	$100,000,000
5/15/2028	$44,652,742	$100,000,000	$100,000,000
11/15/2028	$37,684,032	$100,000,000	$100,000,000
5/15/2029	$30,685,322	$100,000,000	$100,000,000
11/15/2029	$23,656,482	$100,000,000	$100,000,000
5/15/2030	$16,597,383	$100,000,000	$100,000,000
11/15/2030	$9,507,895	$100,000,000	$100,000,000
5/15/2031	$2,387,887	$100,000,000	$100,000,000
11/15/2031	$—	$95,237,227	$100,000,000
5/15/2032	$—	$88,030,041	$100,000,000
11/15/2032	$—	$80,752,873	$100,000,000
5/15/2033	$—	$73,405,044	$100,000,000
11/15/2033	$—	$65,985,867	$100,000,000
5/15/2034	$—	$58,494,650	$100,000,000
11/15/2034	$—	$50,930,693	$100,000,000
5/15/2035	$—	$43,293,290	$100,000,000
11/15/2035	$—	$35,581,728	$100,000,000
5/15/2036	$—	$27,795,287	$100,000,000
11/15/2036	$—	$19,933,239	$100,000,000
5/15/2037	$—	$11,994,851	$100,000,000
11/15/2037	$—	$3,979,381	$100,000,000
5/15/2038	$—	$—	$95,886,081
11/15/2038	$—	$—	$87,702,511
5/15/2039	$—	$—	$79,416,238
11/15/2039	$—	$—	$71,025,972
5/15/2040	$—	$—	$62,530,408
11/15/2040	$—	$—	$53,928,225
5/15/2041	$—	$—	$45,218,084
11/15/2041	$—	$—	$36,398,631
5/15/2042	$—	$—	$27,468,494
11/15/2042	$—	$—	$18,426,284
5/15/2043	$—	$—	$9,270,594
11/15/2043	$—	$—	$—

Subject to the terms and conditions in the underwriting agreement among us, SCE and the underwriters, for whom Barclays Capital Inc. and RBC Capital Markets, LLC are acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
Barclays Capital Inc.	$62,002,000	$45,000,000	$45,000,000
RBC Capital Markets, LLC	$55,113,000	$40,000,000	$40,000,000
Drexel Hamilton, LLC	$10,334,000	$7,500,000	$7,500,000
Loop Capital Markets LLC	$10,334,000	$7,500,000	$7,500,000
Total	$137,783,000	$100,000,000	$100,000,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.240%	0.120%
Tranche A-2	0.240%	0.120%
Tranche A-3	0.240%	0.120%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Southern California Edison Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Southern California Edison Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Southern California Edison Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.